Exhibit 10.54

2008 Realogy Bonus Plan for Executive Officers

On March 13, 2008, the Holdings Compensation Committee approved the bonus structure for the 2008 fiscal year under Realogy’s 2008 Annual Bonus Plan (the “2008 Bonus Plan”) applicable to executive officers. The 2008 Bonus Plan permits the payment of cash bonuses based upon pre-established performance criteria for 2008. The Holdings Compensation Committee approved target bonus payments of 200% of eligible earnings for Richard Smith and target payments of 100% of eligible earnings for the other named executive officers.

The 2008 Bonus Plan funding will be based solely on EBITDA performance rather than the EBIT performance objective utilized for the 2007 Bonus Program as the Holdings Compensation Committee believed EBITDA was a more accurate indicator of performance. During the Plan Year, there may be adjustments to the EBITDA target, either up or down, based on non-recurring items as described below:

Adjusted EBITDA is comparable to the EBITDA definition used in Realogy’s covenant calculations which provides for EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted to remove the effects of non-operational items including legacy Cendant charges, Apollo management fees, non-cash charges for equity awards and purchase accounting adjustments, restructuring charges and the benefit of the annualized impact of cost savings enacted during the year as if they occurred at the beginning of the year.

The bonus funding for Messrs. Smith and Hull will be determined by the Realogy’s consolidated EBITDA results (50%) and the weighted average of the Business Units’ EBITDA results (50%) and the bonus funding for Messrs. Perriello, Kelleher, and Zipf will be determined by the Realogy’s consolidated EBITDA results (50%) and their specific Business Unit EBITDA results (50%).

Pre-established EBITDA performance levels have been set by the Holdings Corporation Compensation Committee that, if achieved, will result in the 2008 Bonus Plan funding at 15%, 75%, 100%, or 133% of the target funding. Realogy’s consolidated EBITDA threshold must be achieved before any named executive officer qualifies for any bonus funding. Funding between performance levels will be based on linear interpolation.

Above-target funding for Messrs. Perriello, Kelleher, and Zipf may be approved by the Holdings Compensation Committee if their Business Unit specific 2008 EBITDA achievement exceeds the above-target performance level and consolidated Realogy exceeds the target 2008 EBITDA performance level. Above-target funding for Messrs. Smith and Hull may be approved by the Holdings Compensation Committee if consolidated Realogy exceeds the above-target 2008 EBITDA performance level.

The Realogy President and Chief Executive Officer may recommend to the Holdings Compensation Committee that bonus payments for the named executive officers, other than his own, based on individual performance provided the aggregate funding is not exceeded. Executive Officer bonus payments must be approved by the Holdings Corporation Compensation Committee prior to any payments being made.